Exhibit 99.2
Investors are cautioned that the MD&A presented herein has been revised to reflect only the transactions noted in the Company’s Current Report on Form 8-K filed on November 12, 2009 to which this exhibit is attached.    The MD&A presented herein has no other changes to the MD&A previously presented in the 2008 10-K. Therefore, it does not purport to update the MD&A included in the 2008 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than information pertaining directly to the transaction discussed in the Company's Current Report on Form 8-K to which this exhibit is attached.    Investors should read the information contained in the Current Report on Form 8-K to which this exhibit is attached together with the other information contained in the 2008 10-K, the Company’s Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, filed with the SEC on May 8, 2009, August 7, 2009, and November 5, 2009, respectively, and other information filed with, or furnished to, the SEC after March 6, 2009.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

All statements contained in this section that are not historical facts are based on current expectations. Words such as “believes”, “expects”, “anticipate”, “intends”, “plans” and “estimates” and variations of such words and similar words also identify forward-looking statements. Our actual results may differ materially. We caution you not to place undue reliance on any such forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances.

GENERAL

As of December 31, 2008, we owned interests in 76 hotels in the eastern United States including interests in 18 hotels owned through joint ventures. For purposes of the REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels to a third party lessee or to a TRS, provided that the TRS engages an eligible independent contractor to manage the hotels.    As of December 31, 2008 we have leased all of our hotels to a wholly-owned TRS, a joint venture owned TRS, or an entity owned by our wholly-owned TRS.    Each of these TRS entities will pay qualifying rent, and the TRS entities have entered into management contracts with qualified independent managers, including HHMLP, with respect to our hotels. We intend to lease all newly acquired hotels to a TRS.

The TRS structure enables us to participate more directly in the operating performance of our hotels. The TRS directly receives all revenue from, and funds all expenses relating to hotel operations. The TRS is also subject to income tax on its earnings.

During the year ended December 31, 2008, the U.S. economy has been influenced by financial market turmoil, growing unemployment and declining consumer sentiment. As a result, the lodging industry is experiencing slowing growth or  negative growth which could have a negative impact on our future results of operations and financial condition.    For the year ended December 31, 2008, we have seen increases in Average Daily Rate (“ADR”) and Revenue Per Available Room (“RevPAR”), in part, as a result of our strategy of investing in high quality upscale hotels in high barrier to entry markets, including gateway markets such as the New York City metro market.    While we have seen increases in ADR and RevPAR in 2008, these increases were not at the levels realized in the previous year and we saw decreases in these measures in the fourth quarter of 2008.

The turmoil in the financial markets has caused credit to significantly tighten making it more difficult for hotel developers to obtain financing for development projects or for hotels without an operating history.    This could have a negative impact on the collectability of our portfolio of development loans receivable.    We monitor this portfolio to determine the collectability of the loan principal and interest accrued.    We will continue to monitor this portfolio on an on-going basis.    For more information, please see “Note 4 – Development Loans Receivable and Land Leases.”

In addition, the tightening credit markets have made it more difficult to finance the acquisition of new hotel properties or refinance existing hotel properties that do not have a history of profitable operations.    We monitor the maturity dates of our debt obligations and take steps in advance of the debt becoming due to extend or refinance the obligations.    Please refer to “Item 7A.    Quantitative and Qualitative Disclosures About Market Risk” for a discussion of our debt maturities.

The following table outlines operating results for the Company’s portfolio of wholly owned hotels and those owned through joint venture interests that are consolidated in our financial statements for the three years ended December 31, 2008, 2007 and 2006:

CONSOLIDATED HOTELS:

	Year Ended	Year Ended	2008 vs. 2007	Year Ended	2007 vs. 2006
	2008	2007	% Variance	2006	% Variance

Rooms Available	2,241,165	2,066,525	8.5%	1,300,628	58.9%
Rooms Occupied	1,610,678	1,528,539	5.4%	935,540	63.4%
Occupancy	71.87%	73.97%	-2.1%	71.93%	2.0%
Average Daily Rate (ADR)	$140.59	$134.56	4.5%	$119.92	12.2%
Revenue Per Available Room (RevPAR)	$101.04	$99.53	1.5%	$86.26	15.4%

Room Revenues	$226,443,272	$205,686,215	10.1%	$112,193,394	83.3%
Hotel Operating Revenues	$236,161,773	$214,882,728	9.9%	$117,705,355	82.6%
Hotel Operating Revenues from Discontinued Operations	$14,302,000	$21,263,000	N/A	$30,496,000	N/A

The following table outlines operating results for the three years ended December 31, 2008, 2007 and 2006 for hotels we own through an unconsolidated joint venture interest. These operating results reflect 100% of the operating results of the property including our interest and the interests of our joint venture partners and other noncontrolling interest holders.

UNCONSOLIDATED JOINT VENTURES:

	Year Ended	Year Ended	2008 vs. 2007	Year Ended	2007 vs. 2006
	2008	2007	% Variance	2006	% Variance

Rooms Available	963,892	954,114	1.0%	879,384	8.5%
Rooms Occupied	677,485	682,169	-0.7%	613,272	11.2%
Occupancy	70.29%	71.50%	-1.2%	69.74%	1.8%
Average Daily Rate (ADR)	$146.91	$144.51	1.7%	$132.54	9.0%
Revenue Per Available Room (RevPAR)	$103.26	$103.32	-0.1%	$92.43	11.8%

Room Revenues	$99,530,317	$98,580,629	1.0%	$81,285,744	21.3%
Total Revenues	$127,874,193	$130,167,451	-1.8%	$111,301,348	17.0%

Revenue per available room (“RevPAR”) for the year ended December 31, 2008 increased 1.5% for our consolidated hotels and decreased 0.1% for our unconsolidated hotels when compared to the same period in 2007.    This represents a deceleration in the rate of increase in RevPAR when compared to the increase experienced during the year ended December 31, 2007 over the same period in 2006.    The deceleration of our growth in RevPAR is primarily due to deteriorating economic conditions in 2008 and the stabilization of hotel properties acquired in the previous years.

The increase in revenue per available room (“RevPAR”) during the year ended December 31, 2007 was due primarily to the Company’s broadened strategic portfolio focus on stronger central business districts and primary suburban office parks; the size of the recent acquisitions as a percentage of the portfolio; franchise affiliations with stronger brands, such as Hyatt Summerfield Suite, Hilton Garden Inn, Residence Inn and Courtyard by Marriott; and a focus on improving the average daily rate (“ADR”). The increase in both rooms and total revenue can be attributed primarily to the hotels acquired during the respective periods.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2008 TO DECEMBER 31, 2007
(dollars in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2008 consisted of hotel operating revenues, interest income from our development loan program, and other revenue. Hotel operating revenues are recorded for wholly owned hotels that are leased to our wholly owned TRS and hotels owned through joint venture interests that are consolidated in our financial statements. Hotel operating revenues increased $21,279, or 9.9%, from $214,883 for the year ended December 31, 2007 to $236,162 for the same period in 2008.    The increase in revenues is primarily attributable to the acquisitions consummated in 2008 and improved RevPAR and occupancy at certain of our hotels. We acquired interests in the following six consolidated hotels since December 31, 2007:

Brand	Location	Acquisition Date	Rooms	2008 Total Revenue

Duane Street Hotel (TriBeCa)	New York, NY	1/4/2008	45	$3,688
TownePlace Suites	Harrisburg, PA	5/8/2008	107	1,755
Sheraton Hotel	JFK Airport, Jamaica, NY	6/13/2008	150	3,931
Holiday Inn Express	Camp Springs, MD	6/26/2008	127	1,313
nu Hotel	Brooklyn, NY	7/7/2008*	93	2,314
Hampton Inn & Suites	Smithfield, RI	8/1/2008	101	848

			623	$13,849

*The property was purchased on 1/14/2008, but did not open for business until 7/7/2008.

Revenues for all six hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2008 included revenues for a full year related to the following six hotels that were purchased during the year ended December 31, 2007:

Brand	Location	Acquisition Date	Rooms	2008 Total Revenue	2007 Total Revenue
Residence Inn	Langhorne, PA	1/8/2007	100	$4,062	$3,352
Residence Inn	Carlisle, PA	1/10/2007	78	2,417	2,091
Holiday Inn Express	Chester, NY	1/25/2007	80	2,337	2,367
Hampton Inn	Seaport, NY	2/1/2007	65	5,833	5,200
Independent	373 Fifth Avenue	6/1/2007	70	4,562	3,051
Holiday Inn	Norwich, CT	7/1/2007	134	3,297	1,689

			527	$22,508	$17,750

We invest in hotel development projects by providing secured first mortgage or mezzanine financing to hotel developers and through the acquisition of land that is then leased to hotel developers.    Interest income is earned on our development loans at rates ranging between 10.0% and 20.0%.  Interest income from development loans receivable was $7,890 for the year ended December 31, 2008 compared to $6,046 for the same period in 2007.    The average balance of development loans receivable outstanding in 2008 was higher than the average balance outstanding in 2007.  This resulted in a $1,844, or 30.5% increase in interest income.    For one of our development loans to an unaffiliated developer, we recorded an impairment charge as of December 31, 2008 for the remaining principal of $18,748, which is net of unamortized discount and loan fees in the amount of $1,252.    The loan was deemed to be fully impaired when the developer was unable to obtain additional construction financing to complete the project and consequently defaulted under his senior mortgage loan.    The project, located in Brooklyn, New York, NY, was to include hotel, residential and retail components, however, the land acquisition financing and our loan were not sufficient to fund the ongoing construction.    A receivable for uncollected interest income of $569, which is net of unrecognized deferred loan fees of $143, was also recorded as an impairment charge.    In connection with the development loan, we also hold an option to acquire an interest in the hotel upon completion of the development project.    This option was valued at $1,687 at its inception and is deemed to be fully impaired.    The total impairment charge recorded during the year ended December 31, 2008 related to this development loan and option was $21,004.

In 2006 we acquired two parcels of land, and in 2007 we acquired an additional two parcels of land, which are being leased to hotel developers.    The hotel developers are owned in part by certain executives and affiliated trustees of the Company.    Our net investment in these parcels is approximately $23,366. Each land parcel is leased at a minimum rental rate of 10% of our net investment in the land. Additional rents are paid by the lessee for the principal and interest on the mortgage, real estate taxes and insurance.    During the year ended December 31, 2008, we recorded $5,363 in land lease revenue from these parcels.  We incurred $2,939 in expense related to these land leases resulting in a contribution of $2,424 to our operating income during the year ended December 31, 2008.  Subsequent to December 31, 2008, we classified two of these land parcels as “Assets Held for Sale” and one land parcel was transferred to a third party in exchange for the acquisition of a hotel property.  We reclassified the operating revenues and expenses for these land parcels as income (loss) from discontinued operations.  See “Note 12 – Discontinued Operations” in Item 8.  Financial Statements and Supplementary Data for more information on these land parcels.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by two of our unconsolidated joint ventures.    Other revenues increased from $980 for the year ended December 31, 2007 to $1,141 during the year ended December 31, 2008.

For the year ended December 31, 2008, interest income decreased $380 compared to the same period in 2007. Increased levels of interest income in 2007 resulted from higher levels of interest bearing deposits related to the acquisition of hotel properties during 2007.

Expenses

Total hotel operating expenses increased 12.0% to approximately $133,817 for the year ended December 31, 2008 from $119,499 for the year ended December 31, 2007. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2007, as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $31,943 for the year ended December 31, 2007 to $38,904 for the year ended December 31, 2008. Similarly, real estate and personal property tax and property insurance increased $1,581, or 14.6%, in the year ended December 31, 2008 when compared to the same period in 2007.

General and administrative expense increased by approximately $765 from $7,945 in 2007 to $8,710 in 2008. General and administrative expenses increased primarily to increased stock based compensation costs associated with the issuance of additional stock awards in June 2008.

Unconsolidated Joint Venture Investments

Through our investment in the Mystic Partners joint venture, we have an 8.8% interest in the Hilton Hotel in Hartford, CT.    In 2008, the Company determined that its interest in this hotel was impaired.    As of December 31, 2008, the Company recorded an impairment loss of approximately $1,890 which represents our entire investment in the hotel.    Offsetting this loss was approximately $1,373 in income from our unconsolidated joint venture investments.    The net of the impairment charge and income from our unconsolidated joint ventures is a net loss of approximately $517.    For the year ended December 31, 2007, approximately $3,476 in income from unconsolidated joint venture investments was recorded, resulting in a decrease of $3,993 over the same period in 2008.

During 2007, we acquired joint venture interests in the following property:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %	Hersha Preferred Equity Return
Metro 29th Street Associates, LLC	Holiday Inn Express	Manhattan-New York, NY	2/1/2007	228	50.0%	N/A

Net Income/Loss

Net loss applicable to common shareholders for year ended December 31, 2008 was $13,608 compared to net income applicable to common shareholders of $13,047 for the same period in 2007.

Operating income for the year ended December 31, 2008 was $28,954 compared to operating income of $50,714 during the same period in 2007. The $21,760, or 42.9%, decrease in operating income was primarily the result of the impairment charge of $21,004  related to our investment in a development loan and an option to acquire the hotel property upon completion, noted above.    This impairment charge was recorded during the fourth quarter of 2008.

The weighted average noncontrolling interest ownership in our operating partnership increased from 11.83% for the year ended December 31, 2007 to 15.10% for the year ended December 31, 2008. This change is a result of the issuance of units in our operating partnership as consideration for the acquisition of hotel properties and is partially offset by the issuance of 6,600,000 of our common shares in May of 2008.  Interest expense, increased $981 from $40,237 for the year ended December 31, 2007 to $41,218 for the year ended December 31, 2008. The increase in interest expense is the result of mortgages placed on newly acquired properties and increased average balances on our line of credit.

Included in net loss applicable to common shareholders for the year ended December 31, 2008 is $3,743 in income from discontinued operations compared to $5,616 in income during the same period in 2007.    Discontinued operations was driven primarily by a gain of $2,888 resulting from the sale of the Holiday Inn Conference Center in New Cumberland, PA in October 2008 and a gain of $4,248 results from the sale of the Fairfield Inn, Mt. Laurel, NJ and Hampton Inn, Linden, NJ in November 2007.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2007 TO DECEMBER 31, 2006
(dollars in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2007 consisted of hotel operating revenues, interest income from our development loan program, land lease revenue, and other revenue. Hotel operating revenues are recorded for wholly owned hotels that are leased to our wholly owned TRS and hotels owned through joint venture interests that are consolidated in our financial statements. Hotel operating revenues increased $97,178, or 82.6%, from $117,705 for the year ended December 31, 2006 to $214,883 for the same period in 2007.    The increase in revenues is primarily attributable to the acquisitions consummated in 2007, a full twelve months of operations from our 2006 acquisitions and improved RevPAR and occupancy at certain of our hotels.

We acquired interests in six consolidated hotels during the year ended December 31, 2007, as noted above.    Revenues for all six hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2007 included revenues for a full year related to the following 20 hotels that were purchased during the year ended December 31, 2006:

Brand	Location	Acquisition Date	Rooms	2007 Total Revenue	2006 Total Revenue
Courtyard	Langhorne, PA	1/3/2006	118	$4,088	$4,312
Fairfield Inn	Bethlehem, PA	1/3/2006	103	2,427	2,489
Courtyard	Scranton, PA	2/1/2006	120	3,229	2,543
Residence Inn	Tysons Corner, VA	2/2/2006	96	4,554	4,092
Hampton Inn	Philadelphia, PA	2/15/2006	250	10,096	7,799
Hilton Garden Inn	JFK Airport, NY	2/16/2006	188	9,745	7,883
Hawthorne Suites	Franklin, MA	4/25/2006	100	2,642	1,877
Residence Inn	North Dartmouth, MA	5/1/2006	96	3,015	2,386
Holiday Inn Express	Cambridge, MA	5/3/2006	112	4,370	2,950
Residence Inn	Norwood, MA	7/27/2006	96	3,096	1,088
Holiday Inn Express	Hauppauge, NY	9/1/2006	133	5,038	1,580
Hampton Inn	Brookhaven, NY	9/6/2006	161	5,536	1,658
Courtyard	Alexandria, VA	9/29/2006	203	7,014	1,301
Summerfield Suites	White Plains, NY	12/27/2006	159	9,821	*
Summerfield Suites	Bridgewater, NJ	12/27/2006	128	5,650	*
Summerfield Suites	Gaithersburg, MD	12/27/2006	140	4,863	*
Summerfield Suites	Pleasant Hill, CA	12/27/2006	142	6,091	*
Summerfield Suites	Pleasanton, CA	12/27/2006	128	4,841	*
Summerfield Suites	Scottsdale, AZ	12/27/2006	164	6,350	*
Summerfield Suites	Charlotte, NC	12/27/2006	144	3,096	*

			2,781	$105,562	$41,958

We invest in hotel development projects by providing secured first mortgage or mezzanine financing to hotel developers and through the acquisition of land that is then leased to hotel developers.    Interest income earned on our development loans during the period covered by this comparison was at rates ranging between 10.0% and 13.5%.    Interest income from development loans receivable was $6,046 for the year ended December 31, 2007 compared to $2,487 for the same period in 2006.    The average balance of development loans receivable outstanding in 2007 was higher than the average balance outstanding in 2006.    This resulted in a $3,559, or 143.1%, increase in interest income.

In 2006 we acquired two parcels of land, and in 2007 we acquired an additional two parcels of land, which are being leased to hotel developers.    The hotel developers are owned in part by certain executives and affiliated trustees of the Company.    Our net investment in these parcels is approximately $23,366. Each land parcel is leased at a minimum rental rate of 10% of our net investment in the land. Additional rents are paid by the lessee for the principal and interest on the mortgage, real estate taxes and insurance.    During the year ended December 31, 2007, we recorded $4,860 in land lease revenue from these parcels.    We incurred $2,720 in expense related to these land leases resulting in a contribution of $2,139 to our operating income during the year ended December 31, 2007.  Subsequent to December 31, 2008, we classified two of these land parcels as “Assets Held for Sale” and one land parcel was transferred to a third party in exchange for the acquisition of a hotel property.  Therefore, we reclassified the operating revenues and expenses for these land parcels as income (loss) from discontinued operations.  See “Note 12 – Discontinued Operations” in Item 8.  Financial Statements and Supplementary Data for more information on these land parcels.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by two of our unconsolidated joint ventures.    Other revenues increased $243, or 32.9%, from $737 during the year ended December 31, 2006 to $980 during the year ended December 31, 2007.

For the year ended December 31, 2007, interest income decreased $496 compared to the same period in 2006. Increased levels of interest income in 2006 resulted from higher levels of interest bearing deposits related to the acquisition of hotel properties and interest earned on proceeds from the offering of our common stock during 2006.

Expenses

Total hotel operating expenses increased 81.3% to approximately $119,499 for the year ended December 31, 2007 from $65,915 for the year ended December 31, 2006. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2006, as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $16,786 for the year ended December 31, 2006 to $31,943 for the year ended December 31, 2007. Similarly, real estate and personal property tax and property insurance increased $5,311, or 96.7%, in the year ended December 31, 2007 when compared to the same period in 2006.

General and administrative expense increased by approximately $2,125 from $5,820 in 2006 to $7,945 in 2007. General and administrative expenses increased primarily due to higher compensation expense related to an increase in staffing in our asset management and accounting teams and an increase in incentive compensation.

Unconsolidated Joint Venture Investments

Income from unconsolidated joint venture investments increased $1,677 from $1,799 for the year ended December 31, 2006 to $3,476 for the year ended December 31, 2007. During 2007, we acquired unconsolidated joint venture interests in the following property:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %	Hersha Preferred Equity Return
Metro 29th Street Associates, LLC	Holiday Inn Express	Manhattan-New York, NY	2/1/2007	228	50.0%	N/A

In addition, we acquired joint venture interests in the following two properties during 2006:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %		Hersha Preferred Equity Return
PRA Suites at Glastonbury, LLC	Homewood Suites	Glastonbury, CT	6/15/2006	136	40.0	% *	10.0%
Mystic Partners, LLC	Marriott	Hartford, CT	2/8/2006	409	15.0%		8.5%

*Percent owned was 40% through March 31, 2007.    On April 1, 2007 our percent owned increased to 48.0%.

Income from unconsolidated joint venture investments was favorably impacted by the inclusion of these investments for a full twelve months in 2007.

Net Income

Net income applicable to common shareholders for year ended December 31, 2007 was approximately $13,047 compared to net income applicable to common shareholders of $298 for the same period in 2006.

Operating income for the year ended December 31, 2007 was $50,714 compared to operating income of $25,796 during the same period in 2006. The $24,918, or 96.6%, increase in operating income resulted from improved performance of our portfolio and acquisitions that have increased the scale of our operations enabling us to leverage the absorption of administrative costs.

The increase in our operating income was partially offset by increases in interest expense, which increased $16,737 from $23,500 for the year ended December 31, 2006 to $40,237 for the year ended December 31, 2007. The increase in interest expense is the result of mortgages placed on newly acquired properties and increased average balances on our line of credit.

Included in net income applicable to common shareholders for the year ended December 31, 2007 is $1,368 in income from discontinued operations compared to $1,330 during the same period in 2006.    Also included in net income applicable to common shareholders for the year ended December 31, 2007 is a gain of $4,248 resulting from the sale of the Hampton Inn, Linden, NJ and Fairfield Inn, Mt. Laurel, NJ which had been held for sale. Included in net income applicable to common shareholders for the year ended December 31, 2006 is a gain of $784 resulting from the sale of the Holiday Inn Express in Hartford, CT, the Hampton Inn in Peachtree, GA, the Hampton Inn in Newnan, GA, the Comfort Suites in Duluth, GA, and the Holiday Inn Express in Duluth, GA.

LIQUIDITY, CAPITAL RESOURCES, AND EQUITY OFFERINGS
(dollars in thousands, except per share data)

The current recession and related financial crisis has resulted in deleveraging attempts throughout the global financial system.    As banks and other financial intermediaries reduce their leverage and incur losses on their existing portfolio of loans, the ability to originate or refinance existing loans has become very restrictive for all borrowers, regardless of balance sheet strength.    As a result, it is a very difficult borrowing environment, even for those borrowers that have strong balance sheets.    While we maintain a portfolio of what we believe to be high quality assets and we believe our leverage to be at acceptable levels, we are uncertain if we could currently obtain new debt, or refinance existing debt, on reasonable terms in the current market.

Owning hotels is a capital intensive enterprise.    Hotels are expensive to acquire or build and require regular significant capital expenditures to satisfy guest expectations.    However, even with the current depressed cash flows, we project that our operating cash flow will be sufficient to pay for almost all of our liquidity and other capital needs over the medium term.    At present, we only project the need for additional capital to refinance or repay an aggregate of $38,096 of debt that is maturing in 2009.    This assumes the exercise of extension options for $34,100 in debt that would otherwise come due in 2009.    We currently expect that we will either be able to refinance the debt coming due in 2009 or repay such debt with a draw on our existing credit facility.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our line of credit. We believe that the net cash provided by operations will be adequate to fund the Company’s operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of hotel properties, the issuance of units of operating partnership interest in our operating partnership subsidiary.

Our ability to incur additional debt is dependent upon a number of factors, including the current state of the overall credit markets, our degree of leverage and borrowing restrictions imposed by existing lenders.    Our ability to raise funds through the issuance of debt and equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us.

We have a debt policy that limits our indebtedness at the time of acquisition to less than 67% of the fair market value for the hotels in which we have invested. However, our organizational documents do not limit the amount of indebtedness that we may incur and our Board of Trustees may modify our debt policy at any time without shareholder approval. We intend to repay indebtedness incurred under the line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional common shares and other securities.

We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. We expect that future investments in hotels will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of operating partnership units or other securities or borrowings.

We make available to the TRS of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. We intend to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests. We are also obligated to fund the cost of certain capital improvements to our hotels. We may use undistributed cash or borrowings under credit facilities to pay for the cost of capital improvements and any furniture, fixture and equipment requirements in excess of the set aside referenced above.

Cash and Cash Equivalents

The cash and cash equivalents balance of $15,697 at December 31, 2008 was primarily the result of cash provided by operations.    Cash and cash equivalents are generally used to reduce obligations under our line of credit, pay dividends and distributions or invest in hotel properties or loans to hotel development projects.

Line of Credit Facility

We have entered into a Revolving Credit Loan and Security Agreement (the “Credit Agreement”) with TD Bank, NA and various other lenders.    The Credit Agreement provides for a revolving line of credit (the “Line of Credit”) in the principal amount of up to $175,000, including a sub-limit of $25,000 for irrevocable stand-by letters of credit.    The existing bank group has committed $135,000, and the Credit Agreement is structured to allow for an increase of an additional $40,000  subject to lender approval and providing additional collateral.    Borrowings under this facility bear interest at either the Wall Street Journal’s variable prime rate of interest or LIBOR available for the periods of 1,  2,  3, or 6 months plus 2.50%, at our discretion.    The Line of Credit is collateralized by:

·	A perfected first-lien security interest in all existing and future unencumbered assets of HHLP;
·	Title-insured, first-lien mortgages on the following wholly owned hotels:

- Fairfield Inn, Laurel, MD	- Holiday Inn Express, Hershey, PA
- Hampton Inn, Danville, PA	- Holiday Inn Express, New Columbia, PA
- Hampton Inn, Philadelphia, PA	- Mainstay Suites and Sleep Inn, King of Prussia, PA
- Holiday Inn, Norwich, CT	- Residence Inn, Langhorne, PA
- Holiday Inn Express, Camp Springs, MD	- Residence Inn, Norwood, MA
- Holiday Inn Express and Suites, Harrisburg, PA	- Sheraton Hotel, JFK Airport, New York, NY

·	Collateral assignment of all hotel management contracts from which HHLP or its affiliates derive revenues.

The Credit Agreement includes certain financial covenants and requires that Hersha maintain:

·	a minimum tangible net worth of $300,000;
·	a maximum of accounts and other receivables from affiliates of $125,000;
·	annual distributions not to exceed 95% of adjusted funds from operations;
·	maximum variable rate indebtedness to total debt of 30%; and
·	certain financial ratios.

As of December 31, 2008, we are in compliance with each of these covenants  and our remaining borrowing capacity under the Line of Credit was $42,143. The line of credit expires on December 31, 2011  and, provided no event of default occurs and remains uncured, we may request renewal of the Line of Credit for an additional period of one year.    Any extension of our line may be granted or withheld at the discretion of the lender.

Mortgages and Notes Payable

During 2008, in connection with the acquisition of hotel properties and refinancing of existing mortgage debt, we entered into or assumed $91,658 in mortgages and notes payable.    Our indebtedness contains various financial and non-financial event of default covenants customarily found in financing arrangements.    Our mortgages payable typically require that specified debt service coverage ratios be maintained with respect to the financed properties before we can exercise certain rights under the loan agreements relating to such properties.    If the specified criteria are not satisfied, the lender may be able to escrow cash flow.    As of December 31, 2008 we were in compliance with all event of default covenants under the applicable loan agreement.

The Company has two junior subordinated notes payable in the aggregate amount of $51,548 to statutory trusts entities pursuant to indenture agreements. The $25,774 note issued to Hersha Statutory Trust I will mature on June 30, 2035, but may be redeemed at our option, in whole or in part, beginning on June 30, 2010 in accordance with the provisions of the indenture agreement. The $25,774 note issued to Hersha Statutory Trust II will mature on July 30, 2035, but may be redeemed at our option, in whole or in part, beginning on July 30, 2010 in accordance with the provisions of the indenture agreement. The note issued to Hersha Statutory Trust I bears interest at a fixed rate of 7.34% per annum through June 30, 2010, and the note issued to Hersha Statutory Trust II bears interest at a fixed rate of 7.173% per annum through July 30, 2010. Subsequent to June 30, 2010 for notes issued to Hersha Statutory Trust I and July 30, 2010 for notes issued to Hersha Statutory Trust II, the notes bear interest at a variable rate of LIBOR plus 3.0% pre annum.

Equity Offerings

On May 16, 2008, we completed a public offering of 6,000,000 common shares at $9.90 per share.    On May 20, 2008, the underwriters exercised a portion of their over-allotment option with respect to that offering, and we issued an additional 600,000 common shares at $9.90 per share.    Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $61,845.    Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests.    The net offering proceeds were used to repay indebtedness.

On December 11, 2006, we completed a public offering of 7,200,000 common shares at $11.20 per share. On December 13, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 1,080,000 common shares at $11.20 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $87,658. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness and to lend additional development financing to third parties.

On September 19, 2006, we completed a public offering of 3,775,000 common shares at $9.75 per share. On September 28, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 566,250 common shares at $9.75 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $40,004. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness.

On April 28, 2006, we completed a public offering of 6,520,000 common shares at $9.00 per share. On May 9, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 977,500 common shares at $9.00 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $63,353. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $30,000 was used to repay indebtedness and approximately $19,500 was used to fund property acquisitions.

CASH  FLOW ANALYSIS
(dollars in thousands, except per share data)

Comparison of year ended December 31, 2008 to year ended December 31, 2007

Net cash provided by operating activities for the year ended December 31, 2008, and 2007, was $53,894 and $59,300, respectively. The decrease in net cash provided by operating activities was primarily the result of a decrease in distributions from unconsolidated joint ventures, an increase in due from related parties, and a decrease in due to related parties.    This decrease was partially offset by an increase in income before loss on impairment of development loan receivable and other asset, debt extinguishment and depreciation and amortization expense.

Net cash used in investing activities for the year ended December 31, 2008 increased $68,843, from $46,027 in the year ended December 31, 2007 compared to $114,870 for the year ended December 31, 2008. Net cash used for the purchase of hotel properties increased $30,968 in 2008 over 2007. During the year ended December 31, 2007, we acquired nine properties for a total purchase price of $129,717 including the assumption of $70,564 in mortgage debt, the conversion of a $2,100 deposit made in 2006 and the issuance of units in our operating partnership valued at $25,781 resulting in net cash paid for acquisitions of $32,658 plus $798 paid for the operating assets of the hotel and $588 for the noncontrolling interests in the Hampton Inn, Philadelphia, PA.   During the same period in 2008, we acquired six properties for a total purchase price of $115,858, including the assumption of $30,790 in mortgage debt, the issuance of a $500 note payable, the assumption of $318 of operating liabilities and the issuance of units in our operating partnership valued at $21,624 resulting in net cash paid for acquisitions of $62,625.    Also, cash provided by the disposition of hotel assets held for sale was $6,456 in 2008 compared to $11,905 in 2007. Cash provided by distributions from unconsolidated joint ventures decreased $4,372 while advances and capital contributions for unconsolidated joint ventures decreased from $2,309 in 2007 to $96 in 2008. We increased our capital expenditures from $16,773 in 2007 to $19,226 in 2008.    This increase was primarily related to $6,420 in new construction costs related to a building located in Brooklyn, in New York, NY we acquired in the first quarter of 2008 and opened as the nu Hotel in July of 2008.

Net cash provided by financing activities for the year ended December 31, 2008 was $64,346 compared to cash used in financing activities of $11,262 for the year ended December 31, 2007.    Included in cash provided by financing activities in 2007 were net proceeds from the issuance of common stock of $61,845.    Also, the increase in cash provided by financing activities is the result of proceeds from our credit facility and mortgages and notes payable, net of repayments, of $46,456 in 2008 compared to net proceeds of $27,526 in 2007.   The increase was due to a net increase in borrowings on our line of credit in 2008.  Dividends paid on common shares and our common partnership units increased $4,878 in 2008, from $33,033 during the year ended December 31, 2007 to $37,911 during the same period in 2008.

Comparison of year ended December 31, 2007 to year ended December 31, 2006

Net cash provided by operating activities for the year ended December 31, 2007, and 2006, was $59,300 and $27,217, respectively. The increase in net cash provided by operating activities was primarily the result of an increase in income before depreciation and amortization expense and accounts payable and accrued expenses and decreases in escrows and due from related party. This was partially offset by an increase in hotel accounts receivable and a decrease in due to related party.

Net cash used in investing activities for the year ended December 31, 2007 and 2006 decreased $367,854, from $413,881 in the year ended December 31, 2006 compared to $46,027 for the year ended December 31, 2007. Net cash used for the purchase of hotel properties decreased $362,701 in 2007 over 2006 as the number of hotels acquired decreased and units of our operating partnership were issued in place of cash for acquisitions in 2007. Also, cash provided by the disposition of hotel assets held for sale was $11,905 in 2007 compared to $9,800 in 2006. Cash provided by distributions from unconsolidated joint ventures increased $3,718 while advances and capital contributions for unconsolidated joint ventures decreased from $4,209 in 2006 to $2,309 in 2007. The increase in distributions from unconsolidated joint ventures in 2007 was primarily the result of proceeds of debt refinancing and improved cash flow in certain joint venture interests. We increased our capital expenditures from $11,020 in 2006 to $16,773 in 2007 as a result of continuing property improvement plans at certain properties in 2007 in addition to capital expenditures in the ordinary course of business.

Net cash used in financing activities for the year ended December 31, 2007 was $11,262 compared to cash provided by financing activities of $388,200 for the year ended December 31, 2006. This change was, in part, the result of proceeds from mortgages and notes payable, net of repayments, of $7,826 in 2007 compared to net proceeds of $199,983 in 2006. The decrease in net proceeds from mortgages and notes payable was due to a decrease in our acquisition activity in 2007. Also included in cash provided by financing activities in 2006 were net proceeds from the issuance of common stock of $191,015. Dividends paid on common shares increased $11,250 in 2007, from $18,174 during the year ended December 31, 2006 to $29,424 during the same period in 2007.

OFF BALANCE SHEET ARRANGEMENTS

The Company does not have off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

FUNDS FROM OPERATIONS
(in thousands, except share data)

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, noncontrolling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be a meaningful, additional measure of operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

	Twelve Months Ending
	December 31, 2008	December 31, 2007	December 31, 2006

Net (loss) income applicable to common shares	$(13,608)	$13,047	$298
(Loss) income allocated to noncontrolling interest	(1,621)	2,325	706
Loss (income) from unconsolidated joint ventures	517	(3,476)	(1,799)
Gain on sale of assets	(2,888)	(4,248)	(784)
Depreciation and amortization	38,904	31,943	16,786
Depreciation and amortization from discontinued operations	2,514	3,187	3,484
FFO related to the noncontrolling interest in consolidated joint ventures (1)	(240)	(652)	(714)
Funds from consolidated hotel operations applicable to common shares and Partnership units	23,578	42,126	17,977

Income from unconsolidated joint venture investments	1,373	3,476	1,799
Impairment of investment in unconsolidated joint ventures	(1,890)	-	-
(Loss) income from unconsolidated joint ventures	(517)	3,476	1,799
Add:
Depreciation and amortization of purchase price in excess of historical cost (2)	2,093	2,055	1,817
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	-	(2,858)	(207)
Interest in depreciation and amortization of unconsolidated joint venture (3)	6,287	5,023	4,549
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	7,863	7,696	7,958

Funds from Operations applicable to common shares and Partnership units	$31,441	$49,822	$25,935

Weighted Average Common Shares and Units Outstanding
Basic	45,184,127	40,718,724	27,118,264
Diluted	53,218,864	46,183,394	30,672,675

(1)	Adjustment made to deduct FFO related to the noncontrolling interest in our consolidated joint ventures. Represents the portion of net income and depreciation allocated to our joint venture partners.
(2)	Adjustment made to add depreciation of purchase price in excess of historical cost of the assets in the unconsolidated joint venture at the time of our investment.
(3)	Adjustment made to add our interest in real estate related depreciation and amortization of our unconsolidated joint ventures.

Comparison of the year ended December 31, 2008  to December 31, 2007

FFO was $31,441 for the year ended December 31, 2008, which was a decrease of $18,381 or 36.9%, over FFO in the comparable period in 2007, which was $49,822. The decrease in FFO was primarily a result of an impairment of development loan receivable and other asset of $21,004 and an impairment of our interest in an unconsolidated joint venture of $1,890.

FFO was also negatively impacted by increases in our interest expense during the year ended December 31, 2008.

Comparison of the year ended December 31, 2007 to December 31, 2006

For the year ended December 31, 2007, FFO increased $23,887, or 92.1% over the same period in 2006. The increase in FFO was primarily a result of growth in the lodging industry and the markets where our properties are located, the benefits of acquiring assets and interests in joint ventures since December 31, 2005 and continued stabilization and maturation of the existing portfolio.

FFO was negatively impacted by increases in our interest expense during the year ended December 31, 2007.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, estimates are evaluated by us, including those related to carrying value of investments in hotel properties. Our estimates are based upon historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Approximately 95% of our revenues are derived from hotel room revenues and revenue from other hotel operating departments. We directly recognize revenue and expense for all consolidated hotels as hotel operating revenue and hotel operating expense when earned and incurred. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All revenues are recorded on an accrual basis, as earned. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs, as incurred.

Revenue for interest on development loan financing is recorded in the period earned based on the interest rate of the loan and outstanding balance during the period. Development loans receivable and accrued interest on the development loans receivable are evaluated to determine if outstanding balances are collectible.    Interest is recorded only if it is determined the outstanding loan balance and accrued interest balance are collectible.

We lease land to hotel developers under fixed lease agreements. In addition to base rents, these lease agreements contain provisions that require the lessee to reimburse real estate taxes, debt service and other impositions. Base rents and reimbursements for real estate taxes, debt service and other impositions are recorded in land lease revenue on an accrual basis.    Expenses for real estate taxes, interest expense, and other impositions that are reimbursed under the land leases are recorded in land lease expense when they are incurred.

Other revenues consist primarily of fees earned for asset management services provided to hotels we own through unconsolidated joint ventures. Fees are earned as a percentage of the hotels revenue and are recorded in the period earned.

Investment in Hotel Properties

Investments in hotel properties are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life of up to 40 years for buildings and improvements, five to seven years for furniture, fixtures and equipment. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in hotel properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in hotel properties we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We follow a Financial Accounting Standards Board (“FASB”) standard which states that the purchase price of an acquisition be allocated based on the fair value of identifiable tangible and intangible assets acquired and liabilities assumed. Estimating techniques and assumptions used in determining fair values involve significant estimates and judgments.    These estimates and judgments have a direct impact on the carrying value of our assets and liabilities which can directly impact the amount of depreciation expense recorded on an annual basis and could have an impact on our assessment of potential impairment of our investment in hotel properties.

We also follow a FASB standard which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. This standard requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.

Based on the occurrence of certain events or changes in circumstances, we review the recoverability of the property’s carrying value. Such events or changes in circumstances include the following:

·	a significant decrease in the market price of a long-lived asset;
·	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
·	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
·	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
·
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and

·	a current expectation that, it is more likely than not that, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of hotel demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in hotel properties. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Investment in Joint Ventures

Properties owned in joint ventures are consolidated if the determination is made that we are the primary beneficiary in a variable interest entity (VIE) or we maintain control of the asset through our voting interest or other rights in the operation of the entity. We evaluate whether we have a controlling financial interest in a VIE through means other than voting rights and determine whether we should include the VIE in our consolidated financial statements. Our examination of each joint venture consists of reviewing the sufficiency of equity at risk, controlling financial interests, voting rights, and the obligation to absorb expected losses and expected gains, including residual returns. Control can also be demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the partnerships without the consent of the limited partners and the inability of the limited partners to replace the general partner. This evaluation requires significant judgment.

If it is determined that we do not have a controlling interest in a joint venture, either through our financial interest in a VIE or our voting interest in a voting interest entity, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of our investment in, advances to and commitments for the investee. Pursuant to our joint venture agreements, allocations of profits and losses of some of our investments in unconsolidated joint ventures may be allocated disproportionately as compared to nominal ownership percentages due to specified preferred return rate thresholds.

The Company periodically reviews the carrying value of its investment in unconsolidated joint ventures to determine if circumstances exist indicating impairment to the carrying value of the investment. When an impairment indicator is present, we will review the recoverability of our investment.    It the investment’s carrying value is not considered recoverable, we will estimate the fair value of the investment.    Our estimate of fair value takes into consideration factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors.    This determination requires significant estimates by management, including the expected cash flows to be generated by the assets owned and operated by the joint venture. Subsequent changes in estimates could impact the determination of whether impairment exists. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount over the fair value of our investment in the unconsolidated joint venture.

Development Loans Receivable

The Company accounts for the credit risk associated with its development loans receivable  by monitoring the portfolio for indications of impairment.    Our methodology for monitoring for impairment  consists of the following:

·	Identifying loans for individual review. In general, these consist of development loans that are not performing in accordance with the contractual terms of the loan.
·
Assessing whether the loans identified for review are impaired. That is, whether it is probable that all amounts will  not be collected according to the contractual terms of the loan agreement.   We determine the amount of impairment by calculating the estimated fair value, discounted cash flows or the  value of the underlying collateral.

Any charge to earnings necessary based on our review is recorded on our income statement as an impairment of development loan receivable.   Our assessment of impairment is based on information known at the time of the review. Changes in factors underlying the assessment could  have a material impact on the amount of impairment to be charged against earnings. Such changes  could impact future results.

Accounting for Derivative Financial Investments and Hedging Activities

We use derivatives to hedge, fix and cap interest rate risk and we account for our derivative and hedging activities following a FASB standard which requires all derivative instruments to be carried at fair value on the balance sheet. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges that are considered highly effective are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

Business Combinations

In December 2007, the FASB issued a standard that requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” The standard is effective for fiscal years beginning after December 15, 2008. The Company has not determined whether the adoption of this standard will have a material effect on the Company’s financial statements. Adoption of the standard on January 1, 2009 could have a material effect on the Company’s financial statements and the Company’s future financial results to the extent the Company acquires significant amounts of real estate assets. Costs related to future acquisitions will be expensed as incurred compared to the Company’s current practice of capitalizing such costs and amortizing them over the useful life of the acquired assets. In addition, to the extent the Company enters into acquisition agreements with earn-out provisions, a liability may be recorded at the time of acquisition based on an estimate of the earn-out to be paid compared to our current practice of recording a liability for the earn-out when amounts are probable and determinable.

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued a standard that requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The objective of the guidance is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This standard is effective for fiscal years beginning after November 15, 2008.    The Company has determined that the adoption of this standard will not have a material effect on the Company’s financial statements.

Participating Securities

In June 2008, the FASB issued a pronouncement which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this pronouncement. Early application is not permitted.    We expect that the adoption of this pronouncement will not impact our financial position or net income.

Accounting Standards Codification

In June 2009, the FASB issued a pronouncement that established the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. This standard is effective for interim and annual periods ending after September 15, 2009. The Company has adopted this standard in accordance with US GAAP.

RELATED PARTY TRANSACTIONS

We have entered into a number of transactions and arrangements that involve related parties. For a description of the transactions and arrangements, please see the Notes to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table summarizes our contractual obligations and commitments to make future payments under contracts, such as debt and lease agreements, as of December 31, 2008.

Contractual Obligations
(in thousands)	2009	2010	2011	2012	2013	Thereafter
Long Term Debt	$72,196	$21,833	$41,587	$11,938	$25,265	$482,602
Interest Expense on Long Term Debt	34,430	33,131	31,541	30,976	29,383	151,406
Credit Facility	-	-	88,421	-	-	-
Interest Expense on Credit Facility	3,625	3,625	3,625	-	-	-
Hotel Ground Rent	891	905	935	975	981	93,160
Total	$111,142	$59,494	$166,109	$43,889	$55,629	$727,168

The carrying value of the mortgages and notes payable and the line of credit exceeded the fair value by approximately $49 million at December 31, 2008.